<u>The Public Laws attached herein and the same is hereby, mentioned within said offering are governed by the following:</u>

The United States Statutes At Large § 112. The United States Statutes at large shall be legal evidence of laws, concurrent resolutions, treaties, international agreements other than treaties, proclamations by the President, and proposed or ratified amendments to the Constitution of the United States therein contained, in all the courts of the United States, the several States, and the Territories and insular possessions of the United States; evidenced by the United States Statutes At Large: PUBLIC LAWS—CH. 388- JULY 30, 1947; 61 STAT. [H.R. 1565] [Public Law 278]- Page 636; § 112.

"Little and Brown's" Edition of Laws and Treaties; Admissibility in evidence § 113. The edition of the laws and treaties of the United States, published by Little and Brown, shall be competent evidence of the several public and private Acts of Congress, and the several treaties therein contained in all the courts of law and equity and of maritime jurisdiction, and all the tribunals and public officers of the United States, and of the several States, without any further proof or authentication thereof; evidenced by United States Statutes At Large: PUBLIC LAWS—CH. 388- JULY 30,1947; 61 STAT. [H.R. 1565] [Public Law 278] – Page 636; § 113.

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